EXHIBIT 99.1

December 14, 2004

Media may contact:

Robert Stickler, Bank of America, 704.386.8465

Bank of America Chairman Chad Gifford To Retire

CHARLOTTE – Charles K. (Chad) Gifford, chairman of Bank of America and a director of the company, has decided to retire from the company as chairman, the company announced today, effective January 31, 2005. He will remain a member of the board of directors.

“It’s been an honor and a privilege to work for this company for the past 38 years, to lead BankBoston and Fleet through important mergers and dramatic growth, and to serve as chairman through our most recent merger,” said Gifford. “I couldn’t be more proud of the company and the commitment of our leadership team to building the company for the benefit of all our stakeholders, including our customers, shareholders, associates and communities. We have accomplished our transition objectives much faster than I expected, and I am confident in the company’s bright future under Ken’s leadership.”

“Chad is a tremendous leader, and has made an indelible mark on our company,” said Kenneth D. Lewis, chief executive officer and president. “I regard Chad as both a partner and a friend. I know he will continue to be a strong community and philanthropic leader in Boston and New England. We are delighted that he has agreed to remain on our board, and I look forward to his continued advice and counsel.”

The board elected Lewis chairman at its meeting today to succeed Gifford in that role. Lewis first became a member of the board in 1997, and previously served as chairman from April 2001 through March 2004. Lewis will continue to serve as chief executive officer and president.

Gifford joined the corporation in 1966. Between 1975 and 1977, Gifford oversaw the bank’s lending operations in London. He assumed the position of group executive of the Corporate Banking Group in 1984 and, in March 1987, was elected vice chairman of both Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Gifford was named president in March 1989 and chairman and CEO in July 1995. Gifford was named president and COO following the merger of BankBoston and Fleet Financial Group in October 1999. He became chief executive officer on December 31, 2001 and chairman on December 31, 2002.

Gifford is a director of NSTAR Corporation. He is the chairman of the Boston Plan for Excellence in the Public Schools and was the founding chairman of the United Way of Massachusetts Bay’s “Success By 6” initiative, serving in that capacity from 1994 to 1998. He has served many non-profit organizations in various capacities, including Northeastern University, Boston Symphony Orchestra, Carnegie Hall, WGBH Public Broadcasting, Junior Achievement, the Dana-Farber Cancer Institute, the Greater Boston Chamber of Commerce and the Greater Boston Food Bank.

Gifford received a B.A. from Princeton University in Princeton, New Jersey.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with more than 5,800 retail banking offices, more than 16,500 ATMs and award-winning online banking with more than 11 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 85 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com

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